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                                                             OMB APPROVAL
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                                                      OMB Number:      3235-0145
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                   Next, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   65336T104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12-31-05
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)
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CUSIP NO. 65336T104                    13G                     Page 2 of 5 Pages
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Patrick J. Retzer
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        U.S.A.
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       924,320
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      0
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     924,320
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   0
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        924,320
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        4.92%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------
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CUSIP NO. 65336T104                    13G                     Page 3 of 5 Pages
--------------------------------------------------------------------------------

ITEM 1.
            (a)  Name of Issuer:
                 Next, Inc.

            (b)  Address of Issuer's Principal Executive Offices:
                 7625 Hamilton Park Dr., Suite 12
                 Chattanooga, TN 37421

ITEM 2.
            (a)  Name of Person Filing:
                 Patrick J. Retzer

            (b)  Address of Principal Business Office or, if none, Residence:
                 19547 210th Ave. NE
                 Thief River Falls, MN 56701

            (c)  Citizenship:
                 USA

            (d)  Title of Class of Securities:
                 Common Stock

            (e)  CUSIP Number:
                 65336T104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)  |_|   Broker or dealer registered under section 15 of the Act
                       (15 U.S.C. 78o).

            (b)  |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                       78c).

            (c)  |_|   Insurance company as defined in section 3(a)(19) of the
                       Act (15 U.S.C. 78c).

            (d)  |_|   Investment company registered under section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)  |_|   An investment adviser in accordance
                       withss.240.13d-1(b)(1)(ii)(e);

            (f)  |_|   An employee benefit plan or endowment fund in accordance
                       with ss.240.13d-1(b)(1)(ii)(f);

            (g)  |X|   A parent holding company or control person in accordance
                       withss. 240.13d-1(b)(1)(ii)(G);

            (h)  |_|   A savings associations as defined in Section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)  |_|   A church plan that is excluded from the definition of an
                       investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)  |_|   Group, in accordance withss.240.13d-1(b)(1)(ii)(j).


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CUSIP NO. 65336T104                    13G                     Page 4 of 5 Pages
--------------------------------------------------------------------------------

ITEM 4.     OWNERSHIP.
            (a)  Amount beneficially owned:
                 924,320

            (b)  Percent of class:
                 4.92%

            (c)  Number of shares as to which the person has:

                 (i)   Sole power to vote or to direct the vote:
                       924,320

                 (ii)  Shared power to vote or to direct the vote:
                       0

                 (iii) Sole power to dispose or to direct the disposition of:
                       924,320

                 (iv)  Shared power to dispose or to direct the disposition of:
                       0

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Instruction: Dissolution of a group requires a response to this item.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.


ITEM 10.    CERTIFICATION.

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CUSIP NO. 65336T104                    13G                     Page 5 of 5 Pages
--------------------------------------------------------------------------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                January ___, 2006
                                                --------------------------------
                                                               Date

                                                /s/ Patrick J. Retzer
                                                --------------------------------
                                                             Signature

                                                Patrick J. Retzer
                                                --------------------------------
                                                            Name/Title